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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                         SALIVA DIAGNOSTIC SYSTEMS, INC.
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                    Adopted in accordance with the provisions
                    of Section 242 of the General Corporation
                          Law of the State of Delaware
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           I, Kenneth J. McLachlan, President of SALIVA DIAGNOSTIC SYSTEMS,
INC., a corporation organized and existing under the laws of the State of Delaware, do hereby affirm under penalties of perjury as follows:

           FIRST, that the Certificate of Incorporation of said corporation be amended as follows:

1. By adding an additional paragraph to ARTICLE FOURTH, as it now exists, reading as follows:

                    "The corporation hereby declares that each ten
               outstanding shares of the corporation's Common Stock, par value $.01 per share, as of the date of filing of this Certificate of Amendment, be converted and reconstituted into one share of Common Stock, par value $.01 per share. No fractional shares shall be issued upon such conversion and reconstitution, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If a fractional interest in a share of Common Stock would, except for the provisions of the preceding sentence, be deliverable upon such conversion and reconstitution, the corporation shall pay an amount in cash equal to the fair market value of such fractional interest, as determined by the corporation's Board of Directors, to each holder of shares of Common Stock to whom such fractional interest would have been deliverable."

           SECOND, that such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the vote of not less than a majority of the outstanding stock entitled to vote at a special meeting of the stockholders and that valid notice of the special meeting was given to the stockholders, all in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.


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           IN WITNESS WHEREOF, I have signed this certificate this 31st day of
July, 1998.

                                /s/ Kenneth J. McLachlan
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                                Kenneth J. McLachlan, President